Exhibit 10.1

TAX MATTERS AGREEMENT

by and between

IRONWOOD PHARMACEUTICALS, INC.

and

CYCLERION THERAPEUTICS, INC.

Dated as of March 30, 2019

TAX MATTERS AGREEMENT

i

ii

iii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of March 30, 2019, by and between Ironwood Pharmaceuticals, Inc. (“Ironwood”), a Delaware corporation, and Cyclerion Therapeutics, Inc. (“Cyclerion”), a Massachusetts corporation and wholly owned Subsidiary of Ironwood.  (Ironwood and Cyclerion are sometimes collectively referred to herein as the “Parties” and, as the context requires, individually referred to herein as a “Party”).

W I T N E S S E T H:

WHEREAS, Ironwood is a commercial biotechnology company engaged in the discovery, development, and commercialization of pharmaceutical drugs to treat diseases in areas of large unmet need (the “Pharmaceutical Business”).

WHEREAS, the Board of Directors of Ironwood (the “Board”) has determined that it is appropriate, desirable and in the best interests of Ironwood and its stockholders to separate the Pharmaceutical Business into (a) a business related to Ironwood’s soluble guanylate cyclase (“sGC”) stimulators (the “Cyclerion Pharmaceutical Business” as such term is defined in the Separation Agreement) and (b) a business related to Ironwood’s remaining drug products and programs (the “New Ironwood Pharmaceutical Business” as such term is defined in the Separation Agreement).

WHEREAS, the Board has determined that it is appropriate, desirable and in the best interests of Ironwood and its stockholders, to cause all of the issued and outstanding shares of Cyclerion Common Stock held by Ironwood following the Separation to be issued pro rata to the holders of Ironwood Common Stock on the terms and conditions set forth in the Separation Agreement (such issuance, the “Distribution”) and for each of Ironwood and Cyclerion to be two separate publicly traded companies;

WHEREAS, for U.S. federal Income Tax purposes, it is the intention of the Parties that the Separation and the Distribution, taken together, will qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code and, except for cash received in lieu of any fractional shares, the Distribution will qualify as tax-free under Section 355(a) of the Code to the stockholders of Ironwood and as tax-free to Ironwood under Section 361(c) of the Code;

WHEREAS, as of the date hereof, Ironwood is the common parent of an Affiliated Group, including Cyclerion, which has elected to file consolidated U.S. federal Income Tax Returns; and

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of liabilities, and entitlements to refunds thereof, for certain Taxes arising prior to, at the time of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes and to set forth certain covenants and indemnities relating to the Tax-Free Status of the Separation and the Distribution;

WHEREAS, pursuant to that certain Amended and Restated Common Stock Purchase Agreement, dated as of February 25, 2019 by and between Cyclerion and the investors named therein (the “Common Stock

Purchase Agreement”), shares of Cyclerion Common Stock will be purchased by investors immediately following the consummation of the Distribution (such purchase, the “Offering”).

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.                                 General.  For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation Agreement:

(1)                                 “Action” has the meaning set forth in the Separation Agreement.

(2)                                 “Active Conduct” means “active conduct” as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder.

(3)                                 “Active Trade or Business” has the meaning set forth on Exhibit A.

(4)                                 “Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for refund or credit of Taxes previously paid.

(5)                                 “Affiliate” means any entity that is directly or indirectly “controlled” by either the person in question or an Affiliate of such person.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.  The term Affiliate shall refer to Affiliates of a person as determined immediately after the Distribution.

(6)                                 “Affiliated Group” means, with respect to a Party, the affiliated group (as that term is defined in Section 1504(a) of the Code and the Treasury Regulations thereunder) of which the Party is the common parent.

(7)                                 “Ancillary Agreement” has the meaning set forth in the Separation Agreement; provided, however, that for purposes of this Agreement, this Agreement shall not constitute an Ancillary Agreement.

(8)                                 “Business Day” has the meaning set forth in the Separation Agreement.

(9)                                 “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(10)                          “Complete Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date.

(11)                          “Common Stock Purchase Agreement” has the meaning set forth in the Recitals to this Agreement.

(12)                          “Contribution” means the contribution by Ironwood of the assets constituting the Cyclerion Pharmaceutical Business to Cyclerion solely in exchange for stock of Cyclerion and the assumption by Cyclerion of any liabilities related to the Cyclerion Pharmaceutical Business.

(13)                          “Controlling Party” has the meaning set forth in Section 9.2(b) of this Agreement.

(14)                          “Cyclerion” has the meaning provided in the first sentence of this Agreement.

(15)                          “Cyclerion Capital Stock” means all classes or series of capital stock of Cyclerion, including (a) the Cyclerion Common Stock, (b) all options, warrants and other rights to acquire such capital stock and (c) all instruments properly treated as stock in Cyclerion for U.S. federal Income Tax purposes.

(16)                          “Cyclerion Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax item of any member of the Cyclerion Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Law.

(17)                          “Cyclerion Common Stock” has the meaning set forth in the Separation Agreement.

(18)                          “Cyclerion Disqualifying Act” means, following the Distribution, (a) any act, or failure or omission to act, by any member of the Cyclerion Group that results in any Party (or any of its Affiliates) being responsible for Distribution Taxes pursuant to a Final Determination, regardless of whether such act or failure to act (i) is covered by a Post-Distribution Ruling or Unqualified Tax Opinion (or is subject to Section 6.1(d)-(e)), or (ii) occurs during or after the Restricted Period; (b) the direct or indirect acquisition of all or a portion of the stock of Cyclerion (or any transaction or series of related transactions that is deemed to be such an acquisition for purposes of the Code and the Treasury Regulations promulgated thereunder) by any means whatsoever by any Person, including, for the avoidance of doubt, pursuant to the Offering or any other issuance of stock by Cyclerion; or (c) any event (or series of events) involving Cyclerion Capital Stock or any assets of any member of the Cyclerion Group.

(19)                          “Cyclerion Entity” means an entity which is a member of the Cyclerion Group.

(20)                          “Cyclerion Group” means Cyclerion and its Affiliates, as determined after the Distribution.

(21)                          “Cyclerion Pharmaceutical Business” has the meaning set forth in the recitals to this Agreement.

(22)                          “Cyclerion Separate Return” means (a) any Tax Return of or including any member of the Cyclerion Group (including any consolidated, combined or unitary return) that does not include any member of the Ironwood Group and (b) any Tax Return relating to Transfer Taxes that Cyclerion is obligated to file under applicable Law.

(23)                          “DGCL” means the Delaware General Corporation Law.

(24)                          “Dispute Notice” has the meaning set forth in Section 13.1.

(25)                          “Disputed Tax Matter” has the meaning set forth in Section 13.3.

(26)                          “Disputes” has the meaning set forth in Section 13.1.

(27)                          “Distribution” has the meaning set forth in the recitals to this Agreement.

(28)                          “Distribution Date” has the meaning set forth in the Separation Agreement.

(29)                          “Distribution Effective Time” has the meaning set forth in the Separation Agreement.

(30)                          “Distribution Losses” shall mean (a) all Distribution Taxes (including interest and penalties thereon) imposed (or, in the case of Ironwood Attribute Losses, that would have been imposed if Ironwood were a Full Taxpayer) pursuant to any settlement, Final Determination, judgment or otherwise; (b) all accounting, legal and other professional fees and court costs incurred in connection with such Distribution Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (c) all reasonable costs and expenses and all damages associated with shareholder litigation or controversies and any amount paid by any member of the Ironwood Group or member of the Cyclerion Group in respect of the liability of shareholders, whether paid to any shareholder or to the IRS or any other Tax Authority, in each case, resulting from the failure of any Separation Transaction to have Tax-Free Status.

(31)                          “Distribution Taxes” means (i) any and all Taxes required to be paid by or imposed on a Party or any of its Affiliates, plus (ii) without duplication, the hypothetical Taxes that would have been described in clause (i) if Ironwood were a Full Taxpayer (“Ironwood Attribute Losses”), in each case, resulting from, attributable to, or arising in connection with the failure of (a) the Contribution and Distribution, taken together, to qualify as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code or (b) the stock distributed in the Distribution to constitute “qualified property” for purposes of Sections 355(d), 355(e) and Section 361(c) of the Code (or any corresponding provision of the Laws of other jurisdictions).

(32)                          “Employee Matters Agreement” means the Employee Matters Agreement, as amended from time to time, by and between Ironwood and Cyclerion.

(33)                          “Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Section 355(e) of the Code.

(34)                          “Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of a state, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of Law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of a state, local, or foreign taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of a Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations, the execution of a pre-filing agreement with the IRS or other Tax Authority, or by mutual agreement of the Parties.

(35)                          “Full Taxpayer” means the assumption that each relevant member of the Ironwood Group (a) is subject to the highest marginal regular statutory income Tax rate, and (b) will not utilize any Tax Attribute other than a Tax Attribute arising from the adjustment at issue.

(36)                          “Governmental Entity” has the meaning set forth in the Separation Agreement.

(37)                          “Group” means the Ironwood Group or the Cyclerion Group, or both, as the context requires.

(38)                          “Income Tax” means all U.S. federal, state, and local and foreign income, franchise or similar Taxes imposed on (or measured by) net income or net profits, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

(39)                          “Internal Restructuring” has the meaning set forth in Section 6.1(e) of this Agreement.

(40)                          “Ironwood Attribute Losses” has the meaning set forth in the definition of Distribution Taxes.

(41)                          “Ironwood Capital Stock” means all classes or series of capital stock of Ironwood, including (a) the Ironwood Common Stock, (b) all options, warrants and other rights to acquire such capital stock and (c) all instruments properly treated as stock of Ironwood for U.S. federal Income Tax purposes.

(42)                          “Ironwood Common Stock” has the meaning set forth in the Separation Agreement.

(43)                          “Ironwood Disqualifying Act” means (a) any act, or failure or omission to act, by any member of the Ironwood Group following the Distribution that results in any Party (or any of its Affiliates) being responsible for such Distribution Taxes pursuant to a Final Determination; (b) the direct or indirect acquisition of all or a portion of the stock of Ironwood (or any transaction or series of related transactions that is deemed to be such an acquisition for purposes of the Code and the Treasury Regulations promulgated thereunder) by any means whatsoever by any Person, including pursuant to an issuance of stock by Ironwood; (c) any event (or series of events) involving Ironwood Capital Stock or any assets of any member of the Ironwood Group; or (d) any failure to be true, inaccuracy in, or breach of any of Ironwood’s representations or statements contained in the Representation Letters to the extent relating to acts, omissions, events, conditions, facts or circumstances existing on or before the Distribution Effective Time.

(44)                          “Ironwood Equity Awards” means options, stock appreciation rights, restricted stock, stock units or other compensatory rights with respect to Ironwood Common Stock that are granted by Ironwood on or before the Distribution Date in connection with employee, independent contractor or director compensation or other employee benefits; provided, however, that options, stock appreciation rights, restricted stock, stock units or other rights with respect to Cyclerion Common Stock issued in respect of any of the foregoing by reason of the Distribution or any subsequent transaction shall not be treated as Ironwood Equity Awards.

(45)                          “Ironwood Group” means Ironwood and its Affiliates, excluding any entity that is a member of the Cyclerion Group.

(46)                          “Ironwood Separate Return” means (a) any Tax Return of or including any member of the Ironwood Group (including any consolidated, combined or unitary return) that does not include any member of the Cyclerion Group and (b) any Tax Return relating to Transfer Taxes that Ironwood is obligated to file under applicable Law.

(47)                          “IRS” means the U.S. Internal Revenue Service.

(48)                          “Joint Return” means any Tax Return (including any consolidated, combined or unitary Tax Return) that relates to at least one asset or activity that is part of the New Ironwood Pharmaceutical Business, on the one hand, and at least one asset or activity that is part of the Cyclerion Pharmaceutical Business, on the other hand.

(49)                          “Law” means the law of any Governmental Entity or political subdivision thereof, including statutes, regulations promulgated thereunder, and administrative and judicial interpretations thereof.

(50)                          “New Ironwood Pharmaceutical Business” has the meaning set forth in the recitals to this Agreement.

(51)                          “Non-Controlling Party” has the meaning set forth in Section 9.2(b) of this Agreement.

(52)                          “Non-Responsible Party” means the Party that is not the Responsible Party.

(53)                          “Offering” has the meaning set forth in the Recitals to this Agreement.

(54)                          “Parties” and “Party” have the meaning set forth in the first sentence of this Agreement.

(55)                          “Past Practices” has the meaning set forth in Section 3.4(a) of this Agreement.

(56)                          “Payment Date” means (a) with respect to any consolidated U.S. federal Income Tax Return for the Affiliated Group of which Ironwood is the common parent, (i) the due date for any required installment of estimated taxes determined under Section 6655 of the Code, (ii)

the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, or (iii) the date the return is filed, as the case may be, and (b) with respect to any other Tax Return, the corresponding dates determined under the applicable Law.

(57)                          “Payor” has the meaning set forth in Section 4.2(a) of this Agreement.

(58)                          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal Income Tax purposes.

(59)                          “Post-Distribution Period” means any Tax Period beginning after the Distribution Date and, in the case of any Straddle Period, the portion of such Tax Period beginning on the day after the Distribution Date.

(60)                          “Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

(61)                          “Post-Distribution Ruling” has the meaning set forth in Section 6.1 of this Agreement.

(62)                          “Preliminary Tax Advisor” has the meaning set forth in Section 13.3 of this Agreement.

(63)                          “Prime Rate” has the meaning set forth in the Separation Agreement.

(64)                          “Privilege” means any privilege that may be asserted under applicable Law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

(65)                          “Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Cyclerion management or shareholders, is a hostile acquisition, merger, consolidation or otherwise, as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire, from Cyclerion and/or one or more direct or indirect holders of outstanding shares of Cyclerion Capital Stock, a number of shares of Cyclerion Capital Stock that would, when combined with any other changes in ownership of Cyclerion Capital Stock pertinent for purposes of Section 355(e) of the Code (other than the Offering), comprise three percent (3%), or more of (a) the value of all outstanding shares of stock of Cyclerion as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of Cyclerion as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.  Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Cyclerion of a shareholder rights plan and (ii) issuances by Cyclerion that satisfy Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services).  For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non- exchanging shareholders.  This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly.  Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation. For the avoidance of doubt, the Offering shall not constitute a Proposed Acquisition Transaction.

(66)                          “Representation Letters” means the statements of facts and representations, officer’s certificates, representation letters and any other materials delivered or deliverable by Ironwood, its Affiliates (including Cyclerion) or representatives thereof in connection with any Ruling Request or the rendering by Tax Advisor of the Tax Opinion.

(67)                          “Required Party” has the meaning set forth in Section 4.2 of this Agreement.

(68)                          “Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return under this Agreement.

(69)                          “Restricted Period” means the period beginning at the Distribution Effective Time and ending on the two-year anniversary of the day after the Distribution Date.

(70)                          “Retention Date” has the meaning set forth in Section 8.1 of this Agreement.

(71)                          “Ruling” means a private letter ruling issued by the IRS to Ironwood in connection with the Separation Transactions.

(72)                          “Ruling Request” means any letter or memorandum filed by Ironwood with the IRS requesting a ruling regarding certain Tax consequences of the Separation Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

(73)                          “Section 336(e) Allocation Statement” has the meaning set forth in Section 3.5(b)(ii) of this Agreement.

(74)                          “Section 336(e) Election” has the meaning set forth in Section 3.5(b).

(75)                          “Separate Return” means an Ironwood Separate Return or a Cyclerion Separate Return, as the case may be.

(76)                          “Separation” has the meaning set forth in the Separation Agreement.

(77)                          “Separation Agreement” means the Separation Agreement, as amended from time to time, by and between Ironwood and Cyclerion.

(78)                          “Separation Taxes” means any and all Taxes (other than Distribution Taxes) required to be paid by or imposed on a Party or any of its Affiliates resulting from, attributable to, or arising in connection with the Distribution or any other Separation Transaction including Transfer Taxes.

(79)                          “Separation Transactions” means the contribution to, and distribution of, Cyclerion pursuant to the Separation, as described in Exhibit A.

(80)                          “Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.

(81)                          “Subsidiary” has the meaning set forth in the Separation Agreement.

(82)                          “Substantial Authority” has the meaning set forth in Section 3.4(c) of this Agreement.

(83)                          “Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, escheat, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any Governmental Entity or political subdivision thereof, and any interest, penalty, additions to tax or additional amounts in respect of the foregoing.

(84)                          “Tax Advisor” means a tax counsel or tax accountant of recognized national standing.

(85)                          “Tax Attribute” means a net operating loss, carryforward under Section 163(j) of the Code, net capital loss, unused investment credit, unused foreign Tax credit, excess charitable contribution, general business credit, research and development credit, orphan drug credit, earnings and profits, basis, or any other Tax Item that could reduce a Tax or create a Tax Benefit.

(86)                          “Tax Benefit” means any Tax Refund, credit or other reduction in Tax payments (determined on a “with and without” basis).

(87)                          “Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

(88)                          “Tax-Free Status” means the qualification of the Contribution and the Distribution, taken together, (a) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code; (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code; and (c) as a transaction in which Ironwood, Cyclerion and the shareholders of Ironwood recognize no income or gain for U.S. federal Income Tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than, in the case of Ironwood and Cyclerion, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

(89)                          “Tax Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the assessment, administration, collection, enforcement, determination or imposition of such Tax for such entity or subdivision.

(90)                          “Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

(91)                          “Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Law.

(92)                          “Tax Records” means any (a) Tax Returns, (b) Tax Return work papers, (c) documentation relating to any Tax Contests, and (d) any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Laws or under any record retention agreement with any Tax Authority, in each case filed with respect to or otherwise relating to Taxes.

(93)                          “Tax Refund” means any refund of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, credited or applied to future Taxes payable), including any interest paid on or with respect to such refund of Taxes.

(94)                          “Tax Return” or “Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

(95)                          “Third Party” means any Person other than the Parties or any of their respective Subsidiaries.

(96)                          “Transaction Agreement” has the meaning set forth in the Separation Agreement.

(97)                          “Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed on the Distribution or any of the other Separation Transactions (excluding, for the avoidance of doubt, any Income Taxes).

(98)                          “Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

(99)                          “Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is reasonably acceptable to Ironwood, on which Ironwood may rely to the effect that a transaction will not affect the Tax-Free Status.  Any such opinion must assume that the Contribution and the Distribution would have qualified for Tax-Free Status if the transaction in question did not occur.

ARTICLE II

LIABILITY FOR TAXES AND DISTRIBUTION LOSSES

Section 2.1.                                 General Rule.

(a)                                 Ironwood Liability.  Ironwood shall be liable for, and shall indemnify and hold harmless the Cyclerion Group from and against any liability for:

(i)                                     Taxes that are allocated to Ironwood under this Article II;

(ii)                                  Separation Taxes;

(iii)                               any Taxes resulting from a breach of any of Ironwood’s covenants in this Agreement, the Separation Agreement or any Ancillary Agreement; and

(iv)                              any Distribution Losses that are the responsibility of Ironwood under Section 6.4.

(b)                                 Cyclerion Liability.  Cyclerion shall be liable for, and shall indemnify and hold harmless the Ironwood Group, in each case assuming the relevant member of the Ironwood Group is a Full Taxpayer, from and against any liability for:

(i)                                     Taxes that are allocated to Cyclerion under this Article II;

(ii)                                  any Taxes resulting from a breach of any of Cyclerion’s covenants in this Agreement, the Separation Agreement or any Ancillary Agreement; and

(iii)                               any Distribution Losses that are the responsibility of Cyclerion under Section 6.4.

Section 2.2.                                 Allocation Of Taxes For Pre-Distribution Periods.  Except with respect to Taxes described in Section 2.1(a)(ii), Section 2.1(a)(iii), Section 2.1(a)(iv), Section 2.1(b)(ii) and Section 2.1(b)(iii), Taxes shall be allocated as follows:

(a)                                 Allocation of Taxes Relating to Joint Returns.  With respect to any Joint Return, Ironwood shall be responsible for any and all Taxes for Pre-Distribution Periods due with respect to or required to be reported on any such Tax Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the New Ironwood Pharmaceutical Business or the Cyclerion Pharmaceutical Business.

(b)                                 Allocation of Tax Relating to Separate Returns.

(i)                                     Ironwood shall be responsible for any and all Taxes for (A) Complete Pre-Distribution Periods due with respect to or required to be reported on any Cyclerion Separate Return and (B) all Tax Periods due with respect to or required to be reported on any Ironwood Separate Return (including, in each case, any increase in such Tax as a result of a Final Determination).

(ii)                                  Cyclerion shall be responsible for any and all Taxes due with respect to or required to be reported on any Cyclerion Separate Return for (A) Pre-Distribution Periods (other than Complete Pre-Distribution Periods) and (B) Post-Distribution Periods (including, in each case, any increase in such Tax as a result of a Final Determination).

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

Section 3.1.                                 Ironwood’s Responsibility.  Ironwood shall prepare and file, or cause to be prepared and filed:

(a)                                 All Joint Returns that Ironwood or any of its Affiliates is legally responsible for preparing or filing under applicable Law; and

(b)                                 Ironwood Separate Returns.

Section 3.2.                                 Cyclerion’s Responsibility.  Cyclerion shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the Cyclerion Group other than those Tax Returns which Ironwood is required to prepare and file under Section 3.1.  The Tax Returns required to be prepared and filed by Cyclerion under this Section 3.2 shall include any Cyclerion Separate Returns.

Section 3.3.                                 Cooperation.  The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Article VII.

Section 3.4.                                 Tax Reporting Practices.

(a)                                 Ironwood General Rule.  Except as provided in Section 3.4(c), Ironwood shall prepare any Tax Return which it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 3.1, in accordance with the past practices, accounting methods, elections or conventions of Ironwood (“Past Practices”) used with respect to the items reflected on such Tax Return (unless there is no reasonable basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by Ironwood.

(b)                                 Cyclerion General Rule.  Except as provided in Section 3.4(c), with respect to any Tax Return that Cyclerion has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 3.2, such Tax Return shall be prepared in accordance with Past Practices used with respect to the items reflected on such Tax Returns (unless there is no reasonable basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by Cyclerion.

(c)                                  Reporting of Separation Transactions and Other Transactions.  The Tax treatment of the Separation Transactions reported on any Tax Return shall be consistent with the treatment thereof in the Ruling Request, Rulings, Representation Letters and Unqualified Tax Opinion, and the Tax treatment of the transactions contemplated by the Transition Services Agreement reported on any Tax Return shall be consistent with the treatment determined by Ironwood in its sole discretion, in each case taking into account the jurisdiction in which such Tax Returns are filed, unless the Parties jointly determine that there is not at least “substantial authority,” within the meaning of Section 6662(d)(2)(B)(i) of the Code (or any corresponding or similar provision of state, local or foreign Law) (“Substantial Authority”) for such Tax treatment.  Such treatment reported on any Tax Return for which Cyclerion is the Responsible Party shall be consistent with that on any Tax Return filed or to be filed by Ironwood or any member of the Ironwood Group or caused or to be caused to be filed by Ironwood, unless the Parties jointly determine that there is not Substantial Authority for such Tax treatment.  Notwithstanding the foregoing, Ironwood shall have the right to make a “protective” Section 336(e) Election in accordance with Section 3.5(b).

Section 3.5.                                 Certain Elections.

(a)                                 Consolidated or Combined Tax Returns.  Cyclerion will elect and join, and will cause its respective Affiliates to elect and join, in filing any Joint Returns that Ironwood determines are required to be filed or that Ironwood elects to file pursuant to Section 3.1(a).

(b)                                 Protective Section 336(e) Election.

(i)                                     The Parties agree that Ironwood in its sole discretion may make, and Cyclerion will join in filing, timely protective elections under Section 336(e) of the Code and the Treasury Regulations issued thereunder, including under Treasury Regulation Sections 1.336-2(h)(1)(i) and 1.336-2(j), for each member of the Cyclerion Group that is a domestic corporation for U.S. federal Tax purposes with respect to the Distribution (a “Section 336(e) Election”).  It is intended that a Section 336(e) Election will have no effect unless the Distribution is a “qualified stock disposition,” as defined in Treasury Regulation Section 1.336-1(b)(6), by reason of the application of Treasury Regulation Section 1.336-1(b)(5)(i)(B) or Treasury Regulation Section 1.336-1(b)(5)(ii).

(ii)                                  If Ironwood determines to make a Section 336(e) Election pursuant to Section 3.5(b)(i), Ironwood and Cyclerion shall cooperate in the preparation, completion and filing of the Section 336(e) Election, including filing any statements, amending any Tax Returns or undertaking such other actions reasonably necessary to carry out the Section 336(e) Election.  Ironwood shall reasonably determine the “Aggregate Deemed Asset Disposition Price” and the “Adjusted Grossed-Up Basis” (each as defined under applicable Treasury Regulations) and the allocation of such Aggregate Deemed Asset Disposition Price and Adjusted Grossed-Up Basis among the disposition date assets of Cyclerion and its Subsidiaries, each in accordance with Section 336(e) of the Code and the applicable Treasury Regulations (the “Section 336(e) Allocation Statement”), and shall provide Cyclerion (A) a draft of such statement for its review and comment fifteen (15) Business Days prior to the due date for filing such statement and (B) a copy of such statement as filed.  To the extent the Section 336(e)

Election becomes effective, each Party agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with the Section 336(e) Election, including the Section 336(e) Allocation Statement, on any Tax Return, in connection with any Tax Contest or for any other Tax purposes (in each case, excluding any position taken for financial accounting purposes), except as may be required by a Final Determination.

Section 3.6.                                 Right to Review Tax Returns.  The Responsible Party with respect to any Tax Return shall make the portion of a draft of such Tax Return which is relevant to the determination of the other Party’s rights or obligations under this Agreement available for review by the other Party, if requested, to the extent (a) such Tax Return relates to Taxes that could reasonably be expected to be equal to or in excess of $100,000 and that are the subject of a Tax Contest and for which the requesting Party would reasonably be expected to be liable, (b) such Tax Return relates to a Tax Benefit that could reasonably be expected to be equal to or in excess of $100,000 and for which the requesting Party would reasonably be expected to have a claim under this Agreement, or (c) the requesting Party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement.  The Responsible Party shall (x) use its reasonable best efforts to make such portion of such Tax Return available for review as required under this paragraph sufficiently in advance of the due date for filing of such Tax Return to provide the requesting Party with a meaningful opportunity to analyze and comment on such Tax Return and (y) use reasonable efforts to have such Tax Return modified before filing in accordance with any reasonable comments of the requesting Party.  The Parties shall attempt in good faith to resolve any issues arising out of the review of such Tax Return.

Section 3.7.                                 Adjustment Requests and Cyclerion Carrybacks.

(a)                                 Cyclerion hereby agrees that, unless Ironwood consents in writing (which consent may not be unreasonably withheld, conditioned or delayed) or as required by Law, (i) no Cyclerion Entity shall file an Adjustment Request with respect to any Tax Return for a Pre-Distribution Period or Straddle Period, and (ii) any available elections to waive the right to claim in any Pre-Distribution Period with respect to any Tax Return any Cyclerion Carryback arising in a Post-Distribution Period shall be made, and no affirmative election shall be made to claim any such Cyclerion Carryback.  In the event that Cyclerion (or the appropriate member of the Cyclerion Group) is prohibited by applicable Law from waiving or otherwise forgoing a Cyclerion Carryback or Ironwood consents to a Cyclerion Carryback, Ironwood shall cooperate with Cyclerion, at Cyclerion’s expense, in seeking from the appropriate Tax Authority such Tax Benefit as reasonably would result from such Cyclerion Carryback, to the extent that such Tax Benefit is directly attributable to such Cyclerion Carryback, and shall pay over to Cyclerion the amount of such Tax Benefit within thirty (30) days after such Tax Benefit is realized (as determined on a “with and without” basis); provided, however, that Cyclerion shall indemnify and hold the members of the Ironwood Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Cyclerion Carryback, including, without limitation, the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the Ironwood Group if (i) such Tax Attributes expire unused, but would have been utilized but for such Cyclerion Carryback, or (ii) the use of such Tax Attributes is postponed to a later Tax Period than the Tax Period in which such Tax Attributes would have been used but for such Cyclerion Carryback.

(b)                                 Ironwood hereby agrees that, unless Cyclerion consents in writing (which consent may not be unreasonably withheld, conditioned, or delayed) or as required by Law, no member of the Ironwood Group shall file any Adjustment Request with respect to any Tax Return if the result could reasonably be expected to change the Tax liability for which any member of the Cyclerion Group is liable under Section 2.1(b) for any Tax Period in an amount equal to or in excess of $50,000.

Section 3.8.                                 Apportionment Of Tax Attributes.  Ironwood shall advise Cyclerion in writing of a reasonable allocation of any Tax Attributes, which Ironwood shall determine in accordance with a reasonable interpretation of the Code, Treasury Regulations, and any other applicable Law, and Ironwood shall consider in good faith any reasonable comments provided by Cyclerion regarding such allocation.  The Parties and all members of their respective Groups shall prepare all Tax Returns in accordance with such allocation.  Notwithstanding anything to the contrary contained herein, for the avoidance of doubt, the Parties agree that Ironwood is not warranting or guaranteeing the amount of any such Tax Attributes.

Section 3.9.                                 Ironwood and Cyclerion Income Tax Deductions in Respect of Certain Equity Awards and Compensation.  Unless otherwise required by a change in applicable Law following the date of this Agreement or by a Final Determination, (a) Ironwood shall be the sole person entitled to claim any Income Tax deduction in respect of any (i) compensatory options on Ironwood stock that are vested as of the Distribution Date, (ii) compensatory options on Ironwood stock or on Cyclerion stock issued in respect of options described in clause (a)(i) in connection with the Distribution, (iii) compensatory options on Ironwood stock that are unvested as of the Distribution Date, (iv) any compensatory options on Ironwood stock issued in respect of compensatory options described in clause (a)(iii) in connection with the Distribution,  (v) restricted stock units of Ironwood that are unvested as of the Distribution Date, and (vi) any restricted stock units of Ironwood issued in respect of restricted stock units described in clause (a)(v) in connection with the Distribution, (b) Cyclerion shall be the sole person entitled to claim any Income Tax deduction in respect of any (i) compensatory options on Cyclerion stock issued in respect of compensatory options described in clause (a)(iii) in connection with the Distribution, and (ii) restricted stock units of Cyclerion issued in respect of restricted stock units described in clause (a)(v) in connection with the Distribution, and (c) in the case of any equity awards or other compensation not governed by subsection (a) or subsection (b) above, the member of the Group (or the person acting as the agent for such member under Treasury Regulation Section 1.1502-76 or any similar provision under U.S. state or local or foreign Law) for which the relevant individual is currently employed or, if such individual is not currently employed by a member of the Group, was most recently employed at the time of the vesting, exercise, disqualifying disposition, payment or other relevant taxable event, as appropriate, in respect of equity awards and other compensation, shall be the sole person entitled to claim any Income Tax deduction in respect of such equity awards and other compensation on its respective Tax Return associated with such event; provided, however, that Ironwood may, in its sole and absolute discretion, claim a prorated Income Tax deduction (determined by multiplying the amount of any Income Tax deduction by a fraction, the numerator of which is the number of days in the service period while employed by Ironwood and the denominator of which is the applicable vesting period for the compensatory options or restricted stock units) in the case of any compensatory options on Cyclerion Stock or restricted stock units of Cyclerion that would otherwise be described in clause (b), to the extent such compensatory options or restricted stock units partially vested as of the Distribution Date, in which case each of Ironwood and Cyclerion shall be the sole person entitled to claim any Income Tax deduction in respect of its respective prorated share thereof.

Section 3.10.                          Withholding and Reporting. The person or persons that claim a deduction in accordance with Section 3.9 shall be responsible for all applicable Taxes (including payroll, employment and excise taxes, but excluding withholding taxes which shall be governed by Section 5.2(d) of the Employee Matters Agreement) in respect of the compensation that gives rise to such deduction, in the same proportions as such persons share such deduction under Section 3.9.  Except as expressly set forth in the Employee Matters Agreement or any Ancillary Agreement, all matters relating to the employer tax withholding and reporting obligations of the Parties and their respective Subsidiaries shall be governed exclusively by Section 5.2(d) of the Employee Matters Agreement.

ARTICLE IV

TAX PAYMENTS

Section 4.1.                                 Payment of Joint Return and Separate Return Taxes.  Each Party shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Taxes owed by such Party or a member of such Party’s Group with respect to a Joint Return or Separate Return.

Section 4.2.                                 Indemnification Payments.

(a)                                 If any Party (the “Payor”) is required under applicable Law to pay to a Tax Authority a Tax that another Party (the “Required Party”) is liable for under this Agreement, the Payor shall provide notice to the Required Party for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto.  Such Required Party shall have a period of thirty (30) days after the receipt of notice to respond thereto.  Unless the Required Party disputes the amount it is liable for under this Agreement, the Required Party shall reimburse the Payor within forty-five (45) Business Days of delivery by the Payor of the notice described above.  To the extent the Required Party does not agree with the amount the Payor claims the Required Party is liable for under this Agreement, the dispute shall be resolved in accordance with Article XIII.  Any reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 4.2.

(b)                                 Any Tax indemnity payment required to be made by the Required Party pursuant to this Section 4.2 shall be reduced by any corresponding Tax Benefit payment required to be made to the Required Party by the other Party pursuant to Article V. For the avoidance of doubt, a Tax Benefit payment is treated as corresponding to a Tax indemnity payment to the extent the Tax Benefit realized is directly attributable to the same Tax Item (or adjustment of such Tax Item pursuant to a Final Determination) that gave rise to the Tax indemnity payment.

(c)                                  All indemnification payments under this Agreement shall be made by Ironwood directly to Cyclerion and by Cyclerion directly to Ironwood; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Ironwood Group, on the one hand, may make such indemnification payment to any member of the Cyclerion Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Article XII.

ARTICLE V

TAX BENEFITS

Section 5.1.                                 Tax Benefits.

(a)                                 If a member of the Cyclerion Group realizes any Tax Benefit resulting from, attributable to or arising in connection with a Section 336(e) Election, and such Tax Benefit would not have arisen but for such election (determined on a “with and without” basis), Cyclerion shall make a payment to Ironwood within thirty (30) Business Days following each such realization of a Tax Benefit, in an amount equal to (A) the product of (x) such Tax Benefit, times (y) the percentage of the total related Distribution Losses represented by the portion of such total Distribution Losses for which the Ironwood Group is responsible pursuant to Section 6.4, plus (B) interest on such amount computed at the Prime Rate based on the number of days from the date of such actual realization of the Tax Benefit to the date of payment of such amount under this Section 5.1; provided, however, that (i) such payments shall be reduced by all reasonable costs incurred by the Cyclerion Group to amend any Tax Returns or other governmental filings, and (ii) if a Tax Benefit is realized (determined on a “with and without” basis) as a result of an audit adjustment by a tax authority for a tax period that has already been completed as of the time of such adjustment, then, solely for purposes of determining (x) the date on which Cyclerion must make a payment to Ironwood in respect of such Tax Benefit, (y) the date on which Cyclerion must provide the notice described in Section 5.1(b) , and (z) the date from which interest computed at the Prime Rate accrues on such amount, such Tax Benefit shall be treated as having been realized as of the date on which the applicable tax authority issued such adjustment.

(b)                                 No later than thirty (30) Business Days after a Tax Benefit described in Section 5.1 is realized by a member of the Cyclerion Group, Cyclerion shall provide Ironwood with notice of the amount payable to Ironwood by Cyclerion pursuant to this Article V.  In the event that Ironwood disagrees with any such calculation described in this Section 5.1(b), Ironwood shall so notify Cyclerion in writing within thirty (30) Business Days of receiving the written calculation set forth above in this Section 5.1(b).  Ironwood and Cyclerion shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Article V shall be determined in accordance with the disagreement resolution provisions of Article XIII as promptly as practicable.

ARTICLE VI

TAX-FREE STATUS

Section 6.1.                                 Restrictions on Cyclerion.

(a)                                 Cyclerion will not take or fail to take, or permit any Cyclerion Affiliate, as the case may be, to take or fail to take, any action (i) where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation from Cyclerion in any Representation Letters, Unqualified Tax Opinion, Ruling Request or Ruling, or (ii) which adversely affects or could reasonably be expected to adversely affect the Tax-Free Status of the Separation, the Distribution, or any other Separation Transaction.

(b)                                 During the Restricted Period, Cyclerion shall continue and cause to be continued the Active Conduct of the Cyclerion Pharmaceutical Business.

(c)                                  During the Restricted Period, Cyclerion shall not:

(i)                                     enter into any Proposed Acquisition Transaction, approve any Proposed Acquisition Transaction for any purpose, or to the extent Cyclerion or any other member of the Cyclerion Group has the right to prohibit any Proposed Acquisition Transaction, allow any Proposed Acquisition Transaction to occur (including, but not limited to, by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of Cyclerion’s charter or bylaws, (D) amending its certificate of incorporation to declassify its Board of Directors or approving any such amendment, or otherwise) with respect to Cyclerion;

(ii)                                  merge or consolidate with any other Person, unless Cyclerion is the survivor of such merger or consolidation, liquidate or partially liquidate;

(iii)                               engage (or permit a Cyclerion Affiliate to engage) in any transaction that would result in Cyclerion ceasing to be a company engaged in the Active Conduct of any Active Trade or Business;

(iv)                              make or revoke any election under Treasury Regulation Section 301.7701-3;

(v)                                 in one or more transactions, sell, transfer or dispose of, or enter into any other transaction(s) treated for U.S. federal Income Tax purposes as a sale or exchange of (or approve or allow the sale, transfer or other disposition of, or other transaction(s) treated for U.S. federal Income Tax purposes as a sale or exchange of) 25% or more of the net or gross assets of any Active Trade or Business (such percentage to be measured based on fair market value as of the Distribution Date), in each case other than (A) sales or transfers of assets in the ordinary course of business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal Income Tax purposes or (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of Cyclerion or any member of the Cyclerion Group;

(vi)                              amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Cyclerion Capital Stock (including, without limitation, through the conversion of one class of Cyclerion Capital Stock into another class of Cyclerion Capital Stock); or

(vii)                           redeem or otherwise repurchase, directly or through any Affiliate, any of its outstanding stock, or rights to acquire stock, after the Distribution, other than through purchases meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30 (without regard to the effect of Revenue Procedure 2003-48 on Revenue Procedure 96-30);

provided, however, that Cyclerion shall be permitted to take such action or one or more actions set forth in the foregoing clauses (i) through (vii) if, prior to taking any such actions, (1) Cyclerion shall have received a favorable private letter ruling from the IRS, that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate (a “Post-Distribution Ruling”), in form and substance satisfactory to Ironwood, acting reasonably and in good faith solely to prevent the imposition on Ironwood, or responsibility for payment by Ironwood, of Distribution Taxes (and/or to avoid or delay Ironwood Attribute Losses) (including consideration of the reasonableness of any representations made in connection with such Post-Distribution Ruling); (2) Cyclerion shall have received an Unqualified Tax Opinion that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate, in form and substance satisfactory to Ironwood (including any representations or assumptions that may be included in such Unqualified Tax Opinion), acting reasonably and in good faith solely to prevent the imposition on Ironwood, or responsibility for payment by Ironwood, of Distribution Taxes (and/or to avoid or delay Ironwood Attribute Losses); or (3) Ironwood shall have waived the requirement to obtain such Post-Distribution Ruling or Unqualified Tax Opinion.  Unless Ironwood shall have waived the requirement to obtain the Post-Distribution Ruling or Unqualified Tax Opinion described in this paragraph, Cyclerion shall provide a copy of the Post-Distribution Ruling or the Unqualified Tax Opinion described in this paragraph to Ironwood as soon as practicable prior to taking or failing to take any action set forth in the foregoing clause (i) through (vii).  Ironwood’s evaluation of a Post-Distribution Ruling or Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such Post-Distribution Ruling or Unqualified Tax Opinion.  Cyclerion shall bear all costs and expenses of securing any such Post- Distribution Ruling or Unqualified Tax Opinion and shall reimburse Ironwood for all reasonable out-of-pocket costs and expenses that Ironwood may incur in good faith in seeking to obtain or evaluate any such Post-Distribution Ruling or Unqualified Tax Opinion.

(d)                                 Cyclerion shall not take or fail to take any action (including any Internal Restructuring described in Section 6.1(e)), in the Restricted Period, that would reasonably be expected to increase the Tax liability of the Ironwood Group in connection with the Separation Transactions.

(e)                                  Cyclerion shall not engage in, cause or permit any contribution, sale, exchange, disposition or other transfer of any of the material assets directly or indirectly contributed to Cyclerion or any of its Affiliates as described in the Separation Agreement, to Cyclerion or any of its Affiliates, apart from sales in the ordinary course of business (any such action, an “Internal Restructuring”) during or with respect to any Tax Period (or portion thereof) ending on or prior to the end of the Restricted Period if Cyclerion, after consultation with a Tax Advisor, believes there is a substantial possibility that the Internal Restructuring could adversely affect the Tax-Free Status, unless Cyclerion shall first consult with Ironwood regarding any such proposed actions reasonably in advance of taking any such proposed actions and consider in good faith any comments from Ironwood relating thereto.

Section 6.2.                                 Restrictions on Ironwood.  Ironwood agrees that it will not take or fail to take, or permit any Ironwood Affiliate, as the case may be, to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in any Ruling Request, Representation Letter or Unqualified Tax Opinion.  Ironwood agrees that it will not take or fail to take, or permit any Ironwood Affiliate, as the case may be, to take or fail to take, any action which adversely affects or could reasonably be expected to adversely affect the Tax-Free Status of the Separation, the Distribution, or any other Separation Transaction; provided, however, that this Section 6.2 shall not be construed as obligating Ironwood to consummate the Separation or the Distribution, nor shall it be construed as preventing Ironwood from terminating the Separation Agreement pursuant to Section 10.10 thereof.  For the avoidance of doubt, Cyclerion’s sole recourse for violations of this Section 6.2 shall be as set forth in Section 6.4.

Section 6.3.                                 Rulings.  Cyclerion hereby agrees that Ironwood shall have sole and exclusive control over the process of obtaining any Ruling, and that only Ironwood shall apply for a Ruling.  Neither Cyclerion nor any Cyclerion Affiliate directly or indirectly controlled by Cyclerion shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Separation or the Distribution (including the impact of any transaction on the Tax-Free Status of the Separation or the Distribution or the intended Tax treatment of any other Separation Transaction) without the prior written consent of Ironwood, such consent not to be unreasonably withheld.

Section 6.4.                                 Liability For Distribution Losses.  In the event that, pursuant to a Final Determination, Distribution Taxes become due and payable to a Tax Authority or an Ironwood Attribute Loss occurs, then, notwithstanding anything to the contrary in this Agreement:

(a)                                 if and to the extent such Distribution Taxes and/or Ironwood Attribute Losses result from Section 355(e) of the Code:

(i)                                     as a result of an acquisition of a Fifty-Percent or Greater Interest in Ironwood, then Ironwood shall be responsible for any Distribution Losses.

(ii)                                  as a result of an acquisition of a Fifty-Percent or Greater Interest in Cyclerion, then Cyclerion shall be responsible for any Distribution Losses.

(b)                                 if and to the extent such Distribution Taxes and/or Ironwood Attribute Losses do not result from Section 355(e) of the Code:

(i)                                     if such Distribution Taxes and/or Ironwood Attribute Losses are attributable to a Cyclerion Disqualifying Act and are not also attributable to an Ironwood Disqualifying Act, then Cyclerion shall be responsible for any Distribution Losses;

(ii)                                  if such Distribution Taxes and/or Ironwood Attribute Losses are attributable to an Ironwood Disqualifying Act and are not also attributable to a Cyclerion Disqualifying Act, then Ironwood shall be responsible for any Distribution Losses;

(iii)                               if such Distribution Taxes and/or Ironwood Attribute Losses are attributable to both a Cyclerion Disqualifying Act and an Ironwood Disqualifying Act, then responsibility for any Distribution Losses shall be shared by Ironwood and Cyclerion according to relative fault; and

(iv)                              if such Distribution Taxes and/or Ironwood Attribute Losses are not attributable to an Ironwood Disqualifying Act or a Cyclerion Disqualifying Act, then Ironwood shall be responsible for any Distribution Losses.

For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, under no circumstances shall Ironwood be liable to Cyclerion in respect of any Ironwood Attribute Losses.

ARTICLE VII

ASSISTANCE AND COOPERATION

Section 7.1.                                 Assistance and Cooperation.

(a)                                 The Parties shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed.  Such cooperation shall include making all information and documents in their possession relating to the other Party and its Affiliates reasonably available to such other Party as provided in Article VIII of this Agreement.  Each of the Parties shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.  The Cyclerion Group shall cooperate with Ironwood and take any and all actions reasonably requested by Ironwood in connection with obtaining the Unqualified Tax Opinion or Post-Distribution Ruling (including, without limitation, by making any new representation or covenant, confirming any previously made representation or covenant or providing any materials or information requested by any Tax Advisor; provided that Cyclerion shall not be required to make or confirm any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).

(b)                                 Any information or documents provided under this Article VII shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.  Notwithstanding any other provision of this Agreement, the Separation Agreement or any Ancillary Agreement, (i) neither Ironwood nor any Ironwood Affiliate shall be required to provide Cyclerion or any Cyclerion Affiliate or any other Person access to or copies of any information, documents or procedures (including the proceedings of any Tax Contest) other than information, documents or procedures that relate solely to Cyclerion, the business or assets of Cyclerion or any Cyclerion Affiliate, (ii) in no event shall Ironwood or any Ironwood Affiliate be required to provide Cyclerion, any Cyclerion Affiliate or any other Person access to or copies of any information or documents if such action could reasonably be expected to result in the waiver of any Privilege, and (iii) in no event shall Cyclerion or any Cyclerion Affiliate be required to provide Ironwood, any Ironwood Affiliate or any other Person access to or copies of any information or documents if such action could reasonably be expected to result in the waiver of any Privilege.  In addition, in the event that Ironwood determines that the provision of any information or documents to Cyclerion or any Cyclerion Affiliate, or Cyclerion determines that the provision of any information or documents to Ironwood or any Ironwood Affiliate, could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Parties shall use reasonable best efforts to permit compliance with its obligations under this Article VII in a manner that avoids any such harm or consequence.

Section 7.2.                                 Income Tax Return Information.  Each Party shall provide to the other Party information and documents relating to its Group reasonably required by the other Party to prepare Tax Returns, including any pro forma returns required by the Responsible Party for purposes of preparing such Tax Returns.  Any information or documents the Responsible Party requires to prepare such Tax Returns shall be provided in such form as the Responsible Party reasonably requests and at or prior to the time reasonably specified by the Responsible Party so as to enable the Responsible Party to file such Tax Returns on a timely basis.  Cyclerion and Ironwood acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Ironwood or Cyclerion pursuant to Section 7.1 or this Section 7.2.  Cyclerion and Ironwood acknowledge that failure to conform to the reasonable deadlines set by Ironwood or Cyclerion could cause irreparable harm.

Section 7.3.                                 Reliance by Ironwood.  If any member of the Cyclerion Group supplies information to a member of the Ironwood Group in connection with any Tax position and an officer of a member of the Ironwood Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Ironwood Group identifying the information being so relied upon, the chief financial officer of Cyclerion (or any officer of Cyclerion as designated by the chief financial officer of Cyclerion) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 7.4.                                 Reliance by Cyclerion.  If any member of the Ironwood Group supplies information to a member of the Cyclerion Group in connection with any Tax position and an officer of a member of the Cyclerion Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Cyclerion Group identifying the information being so relied upon, the chief financial officer of Ironwood (or any officer of Ironwood as designated by the chief financial officer of Ironwood) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

ARTICLE VIII

TAX RECORDS

Section 8.1.                                 Retention of Tax Records.  Each Party shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and Ironwood shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Periods, for so long as the contents thereof may be material in the administration of any matter under the Code or other applicable Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven (7) years after the Distribution Date (such later date, the “Retention Date”).  After the Retention Date, each Party may dispose of such Tax Records upon sixty (60) Business Days’ prior written notice to the other Party.  If, prior to the Retention Date, a Party reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Article VIII are no longer material in the administration of any matter under the Code or other applicable Law and the other Party agrees, then such first Party may dispose of such Tax Records upon sixty (60) Business Days’ prior notice to the other Party.  Any notice of an intent to dispose given pursuant to this Section 8.1 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed.  The notified Party shall have the opportunity, at its cost and expense, to copy or remove, within such sixty (60) Business Day period, all or any part of such Tax Records.  If, at any time prior to the Retention Date, a Party determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such Party may decommission or discontinue such program or system upon ninety (90) Business Days’ prior notice to the other Party and the other Party shall have the opportunity, at its cost and expense, to copy, within such ninety (90) Business Day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 8.2.                                 Access to Tax Records.  The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access, at the cost and expense of such other Party, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

Section 8.3.                                 Preservation of Privilege.  No Party or any of its Affiliates shall provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Distribution Date to which Privilege may reasonably be asserted without the prior written consent of the other Party, such consent not to be unreasonably withheld.

ARTICLE IX

TAX CONTESTS

Section 9.1.                                 Notice.  Each of the Parties shall provide prompt notice to the other Party of any written communication from a Tax Authority regarding any pending Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods (i) for which it may be indemnified by the other Party hereunder or (ii) for which it may be required to indemnify the other Party hereunder (excluding, in the case of clause (ii), any Taxes attributable to any Post-Distribution Period), or otherwise relating to the Tax-Free Status or the Separation Transactions (including the resolution of any Tax Contest relating thereto).  Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters.  If an indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability and the indemnifying Party is entitled under this Agreement to contest the asserted Tax liability, then (a) if the indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability, and (b) if the indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying Party, then any amount which the indemnifying Party is otherwise required to pay the indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 9.2.                                 Control of Tax Contests.

(a)                                 Joint Return.  In the case of any Tax Contest with respect to any Joint Return, Ironwood shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability; provided, however, that in the case of any Tax Contest with respect to any Joint Return regarding Distribution Taxes for which Cyclerion may reasonably be expected to become liable to make any indemnification payment to Ironwood under this Agreement, Cyclerion shall have the right to participate in such Tax Contest, and Ironwood shall not settle such Tax Contest without the consent of Cyclerion, which consent Cyclerion shall not unreasonably withhold, condition or delay, taking into account the likelihood of success of such Tax Contest on its merits.

(b)                                 Separate Returns.  In the case of any Tax Contest with respect to any Separate Return, the Party having liability for the Tax pursuant to Article II hereof shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Section 9.2(b)(i) and ((ii)) below.

(i)                                     Settlement Rights.  The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party, provided, however, that the Controlling Party shall not settle any Tax Contest with respect to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement without the Non-Controlling Party’s prior written consent (which consent may not be unreasonably withheld, conditioned, or delayed).  Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (A) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (B) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (C) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (D) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (E) the Controlling Party shall defend such Tax Contest diligently and in good faith.  The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.  In the case of any Tax Contest described in this Section 9.2(b), “Controlling Party” means the Party entitled to control the Tax Contest under such section and “Non-Controlling Party” means the other Party.

(ii)                                  Tax Contest Participation.  Unless waived by the Parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement.  The failure of the Controlling Party to provide any notice specified in this Section 9.2(b)(ii) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the Controlling Party under this

Agreement except to the extent that the Non- Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

ARTICLE X

EFFECTIVE DATE

This Agreement shall be effective as of the date hereof.

ARTICLE XI

SURVIVAL OF OBLIGATIONS

The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

ARTICLE XII

TAX TREATMENT OF PAYMENTS

Section 12.1.                          General Rule.  Except as otherwise required by a change in applicable Law or as otherwise agreed to among the Parties, any payment made pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement by: (a) Cyclerion to Ironwood shall be treated for all Tax purposes as (i) an adjustment to any cash contributed by Ironwood to Cyclerion in the Contribution, to the extent of such cash contribution, and thereafter (ii) a distribution by Cyclerion to Ironwood with respect to stock of Cyclerion held by Ironwood occurring immediately before the Distribution; or (b) Ironwood to Cyclerion shall be treated for all Tax purposes as a tax-free contribution by Ironwood to Cyclerion with respect to stock of Cyclerion held by Ironwood occurring immediately before the Distribution; provided, however, that the foregoing treatment shall apply in each case only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the Treasury Regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Laws); provided, further, that any payments made by Cyclerion to Ironwood pursuant to Section 5.1 shall be treated as an adjustment to the amount deemed contributed to Cyclerion by Ironwood in respect of the corresponding indemnity payment pursuant to Section 4.2.  Neither Party shall take any position inconsistent with the treatment described in the preceding sentence, and in the event that a Tax Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as set forth in the preceding sentence, such Party shall use its commercially reasonable efforts to contest such challenge.

Section 12.2.                          Gross-Up of Indemnification Payments Made Pursuant to this Agreement.  Except to the extent provided in Section 12.3, any Tax indemnity payment made by a Party under this Agreement shall be increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such indemnity payment, the recipient Party receives an amount equal to the sum it would have received had no such Taxes been imposed. For the avoidance of doubt, all payments required to be made by Cyclerion to Ironwood pursuant to this Section 12.2 shall be calculated assuming all members of the Ironwood Group are Full Taxpayers.

Section 12.3.                          Interest.  Anything herein to the contrary notwithstanding, to the extent one Party makes a payment of interest to another Party under this Agreement with respect to the period from the date that the Party receiving the interest payment made a payment of Tax to a Tax Authority to the date that the Party making the interest payment reimbursed the Party receiving the interest payment for such Tax payment, the interest payment shall be treated as interest expense to the Party making such payment (deductible to the extent provided by Law) and as interest income by the Party receiving such payment (includible in income to the extent provided by Law).  The amount of the payment shall not be adjusted to take into account any reduction in Tax to the Party making such payment or increase in Tax to the Party receiving such payment.

ARTICLE XIII

DISPUTE RESOLUTION

Section 13.1.                          Negotiation.  A Party seeking resolution of (i) a controversy, dispute or Action arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to, this Agreement or the transactions contemplated hereby, including any Action based on contract, tort, statute or constitution, (collectively, “Disputes”) shall provide written notice of such Dispute to the other Party, specifying the terms of such Dispute in reasonable detail (“Dispute Notice”).  The appropriate executives of the Parties who have authority to settle the Dispute (or such other individuals designated by the respective executives) shall attempt to resolve the Dispute through good faith negotiation for a reasonable period of time; provided, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed fifteen (15) days from the time of receipt by a Party of the Dispute Notice.  If the Dispute has not been resolved within fifteen (15) days after receipt of the Dispute Notice, the respective Chief Executive Officers or their respective designees (with full settlement authority) of Ironwood and Cyclerion shall meet in person (or where necessary, by phone) at a mutually acceptable time and, if applicable, place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute.  Any contractual time period or deadline under this Agreement to which such Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Dispute has been resolved pursuant to this Article XIII.

Section 13.2.                          Arbitration.  Any Dispute that is not resolved pursuant to Section 14.1 within thirty (30) days after receipt of a Dispute Notice shall be resolved by final and binding arbitration pursuant to the procedures set forth in Section 8.2 of the Separation Agreement.

Section 13.3.                          Referral To Tax Advisor For Computational Or Tax Law Disputes.  Notwithstanding anything to the contrary in Article XIII, with respect to any Dispute involving one or more computational matters or pure questions of Tax Law, if the Parties are not able to resolve the Dispute through the negotiation process set forth in Section 13.1, then such computational matters or pure questions of Tax Law (each, a “Disputed Tax Matter”) will be referred to a Tax Advisor acceptable to each of the Parties to act as an arbitrator solely in order to resolve the Disputed Tax Matters.  In the event that the Parties are unable to agree upon a Tax Advisor within forty-five (45) days of receipt of a Dispute Notice, the Parties shall each separately retain an independent, nationally recognized Law or accounting firm (each, a “Preliminary Tax Advisor”), which Preliminary Tax Advisors shall jointly select a Tax Advisor on behalf of the Parties to act as an arbitrator in order to resolve the Disputed Tax Matters.  The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement.  The Tax Advisor shall furnish written notice to the Parties of its resolution of any such Dispute Tax Matters as soon as practical, but in any event no later than thirty (30) Business Days after its acceptance of the matter for resolution.  Any such resolution by the Tax Advisor will be conclusive and binding on the Parties, and shall not be reviewable by the arbitrator of the underlying Dispute under Section 13.2.  Following receipt of the Tax Advisor’s written notice to the Parties of its resolution of the Dispute Tax Matters, the Parties shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor.  Each Party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the Disputed Tax Matters to the Tax Advisor (and the Preliminary Tax Advisors, if any).  All fees and expenses of the Tax Advisor (and the Preliminary Tax Advisors, if any) in connection with such referral shall be shared equally by the Parties.  For the avoidance of doubt, the arbitrator of the underlying Dispute under Section 13.2 shall resolve all portions of any Dispute that are not Disputed Tax Matters, and shall resolve any question as to whether any portion of a Dispute is a Disputed Tax Matter.

Section 13.4.                          Continuity of Service and Performance.  Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement during the course of a Dispute with respect to all matters not subject to such Dispute.

Section 13.5.                          Injunctive or Other Equity Relief.  Nothing contained in this Agreement shall deny any Party the right to seek injunctive or other equitable relief in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding; provided, however, that any other relief not expressly permitted under this Section 13.5 must be pursued in accordance with Section 13.2, with all remedies being cumulative to the extent allowed by applicable Law.  The Parties further agree that irreparable harm would occur, and thus need not be established, in an action to enforce the covenants set forth in Section 6.1, and that such action may be brought pursuant to this Section 13.5.  The Parties further agree that any action brought under this Section 13.5 shall be brought exclusively in the state or federal courts within the Commonwealth of Massachusetts and that such courts shall have personal jurisdiction over the Parties in such action.

ARTICLE XIV

GENERAL PROVISIONS

Section 14.1.                          Complete Agreement; Construction.  This Agreement, together with the Separation Agreement and the Ancillary Agreements, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter;

for the avoidance of doubt, the preceding clause shall apply to all other agreements, whether or not written, in respect of any Tax between or among any member or members of the Ironwood Group, on the one hand, and any member or members of the Cyclerion Group, on the other hand, which agreements shall be of no further effect between the Parties and any rights or obligations existing thereunder shall be fully and finally settled, calculated as of the date hereof.  In the event and to the extent that there shall be a conflict between the provisions of the Separation Agreement and the provisions of this Agreement, this Agreement shall control.  Except as expressly set forth in the Separation Agreement or any Ancillary Agreement: (a) all matters to the extent relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by this Agreement; and (b) for the avoidance of doubt, in the event of any conflict between the Separation Agreement or any Ancillary Agreement, on the one hand, and this Agreement, on the other hand, with respect to such matters, the terms and conditions of this Agreement shall govern.

Section 14.2.                          Transaction Agreements.  Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the other Transaction Agreements.

Section 14.3.                          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 14.4.                          Survival Of Agreement.  Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 14.5.                          Expenses.  Except as otherwise provided in this Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 14.6.                          Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 14.6):

To Ironwood:

Ironwood Pharmaceuticals, Inc.
301 Binney Street
Cambridge, MA 02142

United States
Attn: General Counsel

Phone: 617-621-7722

Fax:  617-588-0623

To Cyclerion:

Cyclerion Therapeutics, Inc.
301 Binney Street

Cambridge, MA 02142

United States

Attn:  Chief Financial Officer

Phone: 857-327-8778

Fax: 617-890-6595

Section 14.7.                          Waivers.  The delay or failure of either Party to exercise or enforce any of its rights under this Agreement will not constitute, or be deemed to be, a waiver of those rights, nor will any single or partial exercise of any such rights preclude any other or further exercise thereof or the exercise of any other right.  No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the Party against which it is being enforced.

Section 14.8.                          Assignment.  No Party may assign any rights or delegate any obligations arising under this Agreement, in whole or in part, directly or indirectly, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), and any attempt to so assign any rights or delegate any obligations arising under this Agreement without such consent shall be void.  Notwithstanding the foregoing, no such consent shall be required for any such assignment or delegation (a) with respect to Ironwood, to a Subsidiary of Ironwood (so long as such Subsidiary remains a Subsidiary of Ironwood), (b) with respect to Cyclerion, to a Subsidiary of Cyclerion (so long as such Subsidiary remains a Subsidiary of Cyclerion) or (c) to a bona fide Third Party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party so long as the resulting, surviving or transferee entity assumes all the obligations of the assigning Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the non-assigning Party; provided, however, that in the case of each of the preceding clauses (a) and (b), no assignment permitted by this Section 14.8 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 14.9.                          Successors and Assigns.  The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors (whether by merger, acquisition of assets, or otherwise, and including any successor of Ironwood or Cyclerion succeeding to the Tax attributes of either under Section 381 of the Code) and permitted assigns.

Section 14.10.                   Termination and Amendment.  This Agreement may be terminated, modified or amended at any time prior to the Distribution Effective Time by and in the sole and absolute discretion of Ironwood without the approval of Cyclerion or the stockholders of Ironwood.  In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person by reason of such termination.  After the Distribution Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by Ironwood and Cyclerion.

Section 14.11.                   Payment Terms.

(a)                                 Except as expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group) to the other Party (and/or a member of such other Party’s Group) under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor, in either case setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b)                                 Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, plus two percent (2%), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c)                                  Without the consent of the party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Ironwood or Cyclerion under this Agreement shall be made in U.S. dollars.  Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 p.m., Eastern time, on the day before the relevant date, or in The Wall Street Journal, Eastern Edition, on such date if not so published on Bloomberg.  Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date notice of the claim is given to the indemnifying Party.

Section 14.12.                   Subsidiaries.  Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at or after the Distribution Effective Time, in each case to the extent such Subsidiary remains a Subsidiary of the applicable Party. If, at any time, Cyclerion acquires or creates one or more Subsidiaries that are includable in the Cyclerion Group, all references to the Cyclerion Group herein shall thereafter include a reference to such Subsidiaries.

Section 14.13.                   Third Party Beneficiaries.  Except as specifically provided herein, this Agreement is solely for the benefit of the Parties and shall not be deemed to confer upon any Person other than the Parties any remedy, claim, liability, reimbursement, cause of action or other right beyond any that exist without reference to this Agreement.

Section 14.14.                   Titles And Headings.  Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 14.15.                   Governing Law.  This Agreement will be governed by, construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of Laws principles thereof that might lead to the application of Laws other than the Laws of the State of Delaware.

Section 14.16.                   Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 14.17.                   Interpretation.  Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms “Section,” “paragraph,” “clause,” “Exhibit” and “Schedule” are references to the Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) unless the context requires otherwise, references to “party” shall mean Ironwood or Cyclerion, as appropriate, and references to “parties” shall mean Ironwood and Cyclerion; (i) provisions shall apply, when appropriate, to successive events and transactions; (j) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (k) Ironwood and Cyclerion have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (l) a reference to any Person includes such Person’s successors and permitted assigns.

Section 14.18.                   No Duplication; No Double Recovery.  Nothing in this Agreement, the Separation Agreement or any Ancillary Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 14.19.                   No Waiver.  No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 14.20.                   Further Action.  The Parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Article IX.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

IRONWOOD PHARMACEUTICALS, INC.

By:	/s/ Halley Gilbert
	Name:	Halley Gilbert
	Title:	Senior Vice President

CYCLERION THERAPEUTICS, INC.

By:	/s/ William Huyett
	Name:	William Huyett
	Title:	President

[Signature Page to Tax Matters Agreement]